FINANCIAL AND ACCOUNTING CONSULTING AGREEMENT

THIS FINANCIAL AND ACCOUNTING CONSULTING AGREEMENT (the “Agreement”) is entered into between American International Holdings Corp., a Nevada corporation (the “Company”) having its principal offices at 11222 Richmond Avenue, Suite 195, Houston, Texas 77082, and Everett R. Bassie (“Consultant”), having its principal office at 11222 Richmond Avenue, Suite 195, Houston, Texas 77082 (collectively sometimes referred to as the “Parties” and individually sometimes referred to as “Each Party”).

WITNESSETH:

A.	The Company desires to retain the services of Consultant to be a contracted Chief Financial Officer (“CFO”) for the Company.

B.	Consultant represents to the Company that he has the expertise and experience to render the consulting services related to the Business of the Company.

AGREEMENT

1.	This letter is to confirm the terms of my engagement as a contracted Chief Financial Officer. Consultant is engaged to assist the Company with financial, accounting and administrative services, including but not limited to the following functions identified in Section 2.

2.	Scope of Services

a)	Performing the accounting functions for the Company’s corporate accounts and the Company’s subsidiaries.

b)	Preparation of the Company’s financial statements for the years ended and ending December 31, 2018, 2019 and 2020. The financial statements will be prepared in the form acceptable to the Securities and Exchange Commission, and will be presented to the Company’s external auditors for examination.

c)	Preparation of the Company’s SEC Form 10-K for the years ended and ending December 31, 2018, 2019 and 2020.

d)	Preparation of the Company’s quarterly financial statements to be included in SEC Form 10-Q for the 2nd and 3rd quarters in 2018 and all three quarters in 2019, and the firsts quarter of 2020.

e)	Assistance with communication with the Securities and Exchange Commission or other regulatory agencies concerning financial and accounting issues, including assistant with the prepraton of SEC Form 8-Ks.

f)	The CFO provides both operational and programmatic support to the Company. The CFO reports directly to the President/Chief Executive Officer and directly assist the Chief Operating Officer (“COO”) on all strategic and tactical matters as the relate to budget management, cost benefits analysis, forecasting needs.

g)	Preparation and timely filing of all federal and state tax returns.

h)	Ensure SOX compliance regarding all financial functions.

3.	Compensation

During the term of the Agreement, the Company shall provide compensation to Consultant as follow:

a)	The Company shall compensate Consultant with a monthly fees in the amount $1,000 during the period of this contract. The monthly fee of $1,000 is based on the Company operating as projected over the next twenty-four months. If the Company business expand more than expected, Consultant reserve the right to renegotiate the monthly fee.

b)	The Company shall reimburse Consultant for out-of-pocket business expenses incurred by Consultant in connection with the position as the Company’s CFO.

4.	Term of Service

The initial term of this Agreement (the “Initial Term”) shall commence effective April 1, 2019 (the “Commencement Date”) on the date, and shall terminate two (2) years after the Commencement Date (March 31, 2021).

5.	Independent Contractor. Neither party is hereby constituted an employee, agent or legal representative of the other party, except as expressly set forth in this Agreement, and neither is granted any right or authority hereunder to assume or create any obligation, expressed or implied, or to make any representation, covenant, warranty or guaranty, except as expressly granted or made in this Agreement. Nothing contained in this Agreement shall be construed as to constitute Consultant or any of his employees, agents or representatives as employees, agents or legal representatives of Company, it being intended that the Consultant is an independent contractor of The Company.

6.	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in Harris County, Texas, USA, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in the English language before and by a single arbitrator selected by the parties. If the parties have not selected an arbitrator within ten (10) days of written demand for arbitration, the arbitrator shall be selected by the American Arbitration Association pursuant to the then current rules of that Association. The expenses of arbitration shall be divided equally between the parties. The duty to arbitrate shall survive the cancellation or termination of this Agreement.

7.	Termination; Effect of Termination.

7.1.	Termination. Either party may terminate this Agreement by written notification to the other party by the terminating party at least 30 days prior to the expected date of termination; or (ii) in the event of mutual agreement, by written notification of each party to the other acknowledging same.

7.2.	No Other Compensation or Benefits. Consultant shall have no further right to receive any other compensation or benefits after the termination of this Agreement, except for vested accrued benefits as of the date of termination as determined in accordance with the terms of the employee benefit plans or programs of Company or as required by law.

8.	Miscellaneous Provisions.

8.1.	This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Texas.

8.2.	This Agreement will be binding upon and will operate solely for the benefit of the parties to this Agreement. This Agreement may not be assigned by any party without the prior written consent of all of the parties hereto, provided however, that notwithstanding the foregoing; the Company shall be entitled to assign this Agreement to its potential successor, including any non-U.S. entity without the consent of Consultant.

8.3.	This Agreement contains the entire agreement of the parties as to the matters set forth herein. This Agreement cannot be altered, amended, supplemented or modified except by an instrument in writing signed by all of the parties to this Agreement.

8.4.	The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions of this Agreement, and the Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

Acceptance

Please indicate your agreement with the terms of this letter by signing one copy in the space provided below and returning it to me.

Sincerely,

Everett R. Bassie

Executed to be effective as of the Effective Date as noted in Section 4.

ACCEPTED:

American International Holdings Corp0

This letter correctly sets forth the understanding of American International Holdings Corp.

Signature:
Jacob Cohen
Chief Executive Officer

Date Signed	_____________